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                 March 2, 2021

       Mariano Scagliarini
       General Counsel
       Despegar.com, Corp.
       Juana Manso 1069, Floor 5
       Ciudad Aut  noma de Buenos Aires, Argentina C1107CBU

                                                        Re: Despegar.com, Corp.
                                                            Registration
Statement on Form F-3
                                                            Filed February 23,
2021
                                                            File No. 333-253401

       Dear Mr. Scagliarini:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

              Please contact Irene Barberena-Meissner, Staff Attorney, at 202-551-6548 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Energy & Transportation
       cc:                                              Juan Francisco Mendez,
Esq,